Exhibit 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             SAC TECHNOLOGIES, INC.

         The undersigned, the Chief Executive Officer of SAC Technologies, Inc., a Minnesota business corporation organized under the provisions of Minnesota Statutes Chapter 302A, pursuant to a resolution adopted in accordance with Minnesota Statutes, Sections 302A.239 and 302A.441 on April 24, 1996, and pursuant to Minnesota Statutes Section 302A.139 hereby amends and restates the Articles of Incorporation of the Corporation by adoption of the following Amended and Restated Articles of Incorporation:


                                    ARTICLE I

                                      NAME

         The name of the Corporation shall be:

                             SAC Technologies, Inc.


                                   ARTICLE II

                               PURPOSE AND POWERS

         The Corporation is organized for general business purposes, with unlimited power to engage in any lawful act concerning any and all lawful business for which a corporation may be organized under the provisions of the Minnesota Statutes, Chapter 302A and to do any and all things reasonably necessary or incidental to accomplish such purposes.


                                   ARTICLE III

                                    DURATION

         The duration of the Corporation is perpetual.


                                   ARTICLE IV

                                REGISTERED OFFICE

         The address of the registered office of the Corporation shall be:

                  SAC Technologies, Inc.
                  4444 West 76th Street, Suite 600
                  Edina, Minnesota 55453


                                    ARTICLE V

                                AUTHORIZED SHARES

         The Corporation is authorized to issue an aggregate total of Twenty Million (20,000,000) shares of voting common capital stock having a par value of $0.01 per share. The Board of Directors may establish multiple classes and series of stock.

                                   ARTICLE VI

                              NO PRE-EMPTIVE RIGHTS

         Shareholders shall have no pre-emptive rights with respect to the shares of the Corporation.


                                   ARTICLE VII

                              NO CUMULATIVE VOTING

         Shareholders shall not be entitled to cumulate their votes for the election of directors.


                                  ARTICLE VIII

                               BOARD OF DIRECTORS

         The business of the Corporation shall be managed by a Board of Directors of not less than four (4) directors nor more than seven (7) directors.


                                   ARTICLE IX

                                     BYLAWS

         The Board of Directors may from time to time by a vote of a majority of its members, make, adopt, alter, amend or rescind all or any of the Bylaws of the Corporation, subject to the power of the shareholders, as prescribed by statute, to change or repeal such Bylaws.

                                    ARTICLE X

                                 WRITTEN ACTIONS

         Unless approval by the shareholders is required, action by the Board of Directors may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.


                                   ARTICLE XI

                               DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation Stock under Section 559 of the Minnesota Business Corporation Act (MN Stat. Chapter 302A) or in violation of federal or state securities laws; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date that this article becomes effective. If Minnesota law is amended or otherwise modified to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by such amended or otherwise modified Minnesota law.

                                   ARTICLE XII

                     AMENDMENT OF ARTICLES OF INCORPORATION

         These Amended and Restated Articles of Incorporation may be amended at any meeting of the Corporation's shareholders by an affirmative vote of the holders of a majority of the voting power of the shares entitled to vote.

         IN WITNESS WHEREOF, the undersigned sole member of the Board of Directors and sole shareholder of the Corporation has executed these Amended and Restated Articles of Incorporation this 24th day of April, 1996.

                                        /s/ Barry M. Wendt
                                        ----------------------------------------
                                        Barry M. Wendt
                                        Chief Executive Officer

                            CERTIFICATE OF CORRECTION
                                     TO THE
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                             SAC TECHNOLOGIES, INC.

         I, the undersigned, Barry M. Wendt, Chief Executive Officer of SAC Technologies, Inc., a Minnesota business corporation (the "Corporation"), organized under and pursuant to the provisions of Minnesota Statutes, Chapter 302A, hereby certify that on May 1, 1996, I filed with the Minnesota Secretary of State Amended and Restated Articles of Incorporation of the Corporation (Certificate Charter Number 7Q-978). When amending and restating the Corporation's Articles, the last page incorrectly stated that I was the sole director and sole shareholder at the time of filing. The amendment to the Articles should read as follows:

         RESOLVED, that the last page of the Amended and Restated Articles of Incorporation be amended as follows:

         IN WITNESS WHEREOF, the undersigned Chief Executive Officer hereby certifies that all of the Board of Directors and all of the shareholders of the Corporation unanimously approved these Amended and Restated Articles of Incorporation on 24th day of April, 1996.


         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on the 19th day of December, 1996.


                                        /s/ Barry M. Wendt
                                        ----------------------------------------
                                        Barry M. Wendt
                                        Chief Executive Officer